EXHIBIT 10.43
Time Warner
Supplemental Savings Plan
(Effective January 1, 2011)

Time Warner
Supplemental Savings Plan

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Time Warner
Supplemental Savings Plan
ARTICLE I. ESTABLISHMENT AND PURPOSE
     1.1 Establishment of the Plan. Time Warner Inc. hereby adopts this Plan, which shall be known as the Time Warner Supplemental Savings Plan.
     1.2 Description and Purpose of the Plan. This Plan is intended to constitute a non-qualified deferred compensation plan that, in accordance with ERISA Sections 201(2), 301(a)(3) and 401(a)(1), is unfunded and established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees who earn compensation in excess of the Code Section 401(a)(17) limits on compensation eligible for deferral under a qualified retirement plan.
     1.3 Effective Date. This Plan is effective as of January 1, 2011.
ARTICLE II. DEFINITIONS
     2.1 Definitions. Whenever used herein, the following terms shall have the meanings as provided for herein, unless otherwise expressly provided herein or unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized:
     (a) “Administrative Committee” means the Administrative Committee as provided for herein.
     (b) “Affiliate” means any entity affiliated with the Company within the meaning of Code Section 414(b), with respect to controlled groups of corporations, Section 414(c) with respect to trades or businesses under common control with the Company, and Section 414(m) with respect to affiliated service groups, and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.
     (c) “Assistant Benefits Officer” means the Assistant Benefits Officer as provided for herein.
     (d) “Beneficiary” means the person or persons designated from time to time by a Participant or Inactive Participant, by notice to the Benefits Officer, to receive any benefits payable under the Plan after his or her death, which designation has not been revoked by notice to the Benefits Officer at the date of the Participant’s or Inactive Participant’s death. Such notice shall be in a form as required by the Benefits Officer or acceptable to such officer which is properly completed and delivered to the Benefits Officer or such officer’s designee. Notice to the Benefits Officer shall be deemed to have been given when it is actually received by or on behalf of such officer.

     (e) “Benefits Officer” means the Benefits Officer as provided for herein.
     (f) “Board” means the Board of Directors of the Company or a committee thereof authorized to act in the name of the Board.
     (g) “Change in Control” means there is a change in the ownership or effective control of the relevant Company or in the ownership of a substantial portion of the assets of the relevant Company as defined under, and as determined in accordance with, Treasury Regulation § 1.409A-3(i)(5) and any other applicable guidance issued under Code Section 409A. For purposes of this Plan, in order for a Change in Control to have occurred with respect to a Participant, the relevant Company is determined for each Participant under Treasury Regulation § 1.409A-3(i)(5)(ii) and any other applicable guidance issued under Code Section 409A.
     (h) “Code” means the Internal Revenue Code of 1986, as amended.
     (i) “Company” means Time Warner Inc. or any successor thereto.
     (j) “Company Discretionary Deferral” means the deferrals, if any, credited to Participants’ Supplemental Savings Accounts in accordance with Section 4.2(b).
     (k) “Company Matching Deferral” means the deferrals credited to Participants’ Supplemental Savings Accounts in accordance with Section 4.2(a).
     (l) “Compensation” means the Participant’s “Compensation,” paid by an Employing Company, as defined in the Qualified Plan, determined without regard to the Compensation Limit, and without regard to any deferrals or the foregoing of compensation under this or any other plan of deferred compensation maintained by the Employing Company. Notwithstanding anything to the contrary herein, the Benefits Officer may amend the definition of “Compensation” to include additional items of compensation; provided, however, that any such amendment must be adopted by the Benefits Officer prior to the beginning of the Plan Year in which the compensation is otherwise to be earned or at such other time(s) permitted under Code Section 409A (such as prior to the time of the Eligible Employee’s initial eligibility) so as to allow for a deferral of such compensation in accordance with Code Section 409A.
     (m) “Compensation Limit” means the compensation limit of Section 401(a)(17) of the Code, as adjusted under Section 401(a)(17)(B) of the Code for increases in the cost of living.
     (n) “Disability” means a permanent and total disability as determined by the Social Security Administration or any disability for which a Participant is receiving monthly benefits under the provisions of the Time Warner Long Term Disability Plan or, in the case of an employee covered by a long term disability plan of an Affiliate, under the provisions of such plan, whichever shall occur first.
     (o) “Eligible Employee” means an Employee who is otherwise eligible for participation in the Qualified Plan; provided, however, that an Employee who is not employed at a U.S. location of an Employing Company is not eligible for this Plan even if such Employee is compensated through a U.S. payroll. For purposes of Section 4.1(f), an “Eligible Employee” includes an Employee eligible for additional Compensation payments for which a deferral election may be made thereunder, without regard to whether such Employee is eligible for participation in the Qualified Plan.
     (p) “Employee” means an “Employee” as defined in the Qualified Plan.
     (q) “Employing Company” means the Company and each Affiliate which has been authorized by the Benefits Officer to participate in the Plan and has adopted the Plan. When the term “Company” is used with respect to an individual Participant, it shall refer to the specific Employing Company at which the Participant is employed, unless otherwise required by the context.
     (r) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (s) “Excess Compensation” means the Compensation otherwise payable to an Eligible Employee in excess of the Compensation Limit (or such other higher dollar limitation as may be set by the Benefits Officer in his or her sole discretion for any Plan Year).
     (t) “Inactive Participant” means a Participant who had previously deferred amounts credited to a Supplemental Savings Account and such Participant is no longer eligible to participate hereunder, including due to a Benefits Officer designation of his or her ineligibility for a future Plan Year or a Separation From Service with the Company and any Affiliate, in either case where the individual’s Supplemental Savings Account has not been fully distributed.
     (u) “Investment Committee” means the Investment Committee as provided for herein.
     (v) “Investment Direction” means a Participant’s or an Inactive Participant’s direction to the recordkeeper of the Plan, in the form and manner prescribed by the Benefits Officer, in accordance with directions made by telephone, through the intranet of the applicable Employing Company or through the Internet, directing which Investment Funds will be credited with his or her deferrals and transfers of all or part of the deferred amounts and any earnings thereon from other Investment Funds and certain employment agreements, as provided for herein.
     (w) “Investment Funds” means those hypothetical targeted investment options, as determined from time to time by the Investment Committee as measurements of the rate of return to be credited to (or charged against) Participants’ Supplemental Savings Accounts.
     (x) “Matched Deferrals” means the pre-tax deferrals of Excess Compensation made by a Participant under this Plan in accordance with Section 4.1(a).
     (y) “Participant” means any Eligible Employee who is eligible to participate in the Plan in accordance with Article III. Except for those provisions related to deferral opportunities, references herein to a Participant shall be deemed to include references to Inactive Participants, unless otherwise required by the context.

     (z) “Plan” means this Plan, the Time Warner Supplemental Savings Plan, as provided for herein and as it may be amended from time to time.
     (aa) “Plan Year” means the calendar year.
     (bb) “Qualified Plan” means the Time Warner Savings Plan, as amended from time to time.
     (cc) “Separation From Service” means termination of employment with the Employing Company or an Affiliate that also constitutes a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder; provided, however, that for purposes of determining the controlled group of entities in connection with a Separation From Service, under Treas. Reg. Section 1.409A-1(h)(3), the determination shall be made using a common control ownership threshold of “at least 50%” ownership, rather than “at least 80%” ownership. For purposes of this Plan, a “Separation From Service” occurs on the first day of the seventh month following the date a Participant first begins a disability leave of absence. For this purpose, a disability leave of absence refers to a leave due to the Participant’s inability to perform the duties of his or her position of employment or any substantially similar position of employment by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months.
     (dd) “Service Period” means a period of at least 12 months with respect to which Performance-Based Compensation is otherwise determined and payable.
     (ee) “Supplemental Savings Account” means the separate account established under Article V of the Plan for each Participant and Inactive Participant representing amounts deferred by or for the benefit of a Participant pursuant to Article IV, together with credited earnings (or losses) that reflect the Investment Funds applicable with respect to each Participant’s deferred amounts.
     (ff) “Unmatched Deferrals” means the pre-tax deferrals made by a Participant under this Plan in accordance with Section 4.1(b).
     (gg) “Valuation Date” means, with respect to the Investment Funds, each business day when the New York Stock Exchange is open or any other date designated from time to time by the Benefits Officer for determining the value of a Participant’s Supplemental Savings Account for any specified purpose under the Plan, including the determination of amounts available for unforeseeable emergency withdrawals or other distributions on account of Separation From Service, death, or any reason otherwise allowed under the Plan.
     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine and the feminine shall include the masculine, and the use of any term herein in the singular may also include the plural and the plural shall include the singular.

ARTICLE III. ELIGIBILITY AND PARTICIPATION
     3.1 Participation. Subject to Section 3.2, an Eligible Employee shall become a Participant in the Plan if, with respect to any Plan Year, the Eligible Employee earns Compensation during the Plan Year in excess of the Compensation Limit (or such other higher dollar limitation as may be set by the Benefits Officer in his or her sole discretion for that Plan Year before the beginning of such Plan Year), and the Eligible Employee elects to defer a portion of such Excess Compensation at such time and in such manner as determined by the Benefits Officer pursuant to Article IV. In addition, an Eligible Employee shall become a Participant in the Plan if, with respect to a Plan Year, the Eligible Employee elects a deferral of special Compensation payments under Section 4.1(f) or has a Company discretionary deferral amount credited to his or her Supplemental Savings Account under Section 4.2(b). To become a Participant in this Plan, each Eligible Employee must also complete such other forms or applications as required by the Benefits Officer.
     3.2 Continued Participation. Once an Eligible Employee becomes a Participant, he or she shall continue to be eligible to participate for all future years until his or her Separation From Service or death or unless and until the Benefits Officer shall designate that individual or the individual’s Employing Company as ineligible to participate for a future Plan Year or the Employing Company elects not to continue to participate in the Plan with respect to its employees for a future Plan Year. If a Participant becomes ineligible to participate for future deferrals under this Plan, he or she shall become an Inactive Participant and retain all the rights described under this Plan with respect to deferrals previously made while an active Participant.
ARTICLE IV. DEFERRALS
     4.1 Participant Deferral Election. Subject to the conditions as provided for in this Plan, a Participant may elect to defer amounts hereunder as follows:
     (a) Matched Deferrals. An Eligible Employee may elect to defer Matched Deferrals under this Plan in whole percentages up to six percent (6%) of that portion of his or her Excess Compensation that does not exceed an amount equal to $500,000 less the then applicable Compensation Limit.
     (b) Unmatched Deferrals. An Eligible Employee may elect to defer Unmatched Deferrals under this Plan in whole percentages up to: (i) fifty percent (50%) of that portion of his or her Excess Compensation referred to in Section 4.1(a), which deferrals are reduced by the amount of his or her Matched Deferrals and (ii) ninety percent (90%) of that portion of his or her Compensation that exceeds $500,000.
     (c) Deferral Procedures for Participant Deferrals. Except as provided in Section 4.1(d), all Participant elective deferral elections under this Article IV must be made at such time and in such manner, and shall become irrevocable, as specified by the Benefits Officer prior to the beginning of each Plan Year in which such Excess Compensation is otherwise earned. Once a Matched Deferral or an Unmatched Deferral election is made (or deemed to be made) for a

Plan Year, it shall remain in effect for all future Excess Compensation otherwise payable in all future pay periods that otherwise begin during that Plan Year. In accordance with procedures established by the Benefits Officer, elections under Section 4.1(a) and Section 4.1(b) may apply to Excess Compensation earned in any subsequent Plan Year(s) after the Plan Year in which such election is made. Participant Matched Deferrals and Unmatched Deferrals shall be credited to the Participant’s Supplemental Savings Account at such times and in such manner as determined by the Benefits Officer, in his or her sole discretion.
     (d) Deferral Procedures for Newly Eligible Employees. The following procedures apply for deferral elections with respect to newly Eligible Employees:
(i)	In the case of an Employee who first becomes eligible to participate in the Plan during a Plan Year (and is not eligible for any other plan with which this Plan is aggregated for purposes of Code Section 409A), deferral elections under this Article IV for such Plan Year must be made no later than a date within 30 days of the date the Employee first becomes eligible to participate in the Plan, and shall apply only to amounts paid for services to be performed after the effective date of such election (including a pro-rated bonus amount as allowed under Code Section 409A).

(ii)	If an Eligible Employee was previously eligible to participate in this Plan or any other nonqualified deferred compensation plan with which this Plan is aggregated for purposes of Code Section 409A, and as of the Employee’s subsequent eligibility date, the Employee was not eligible to participate in this Plan or any other nonqualified deferred compensation plan with which this Plan is aggregated for purposes of Code Section 409A for at least 24 months preceding the Employee’s subsequent eligibility date, then (in accordance with Code Section 409A and the applicable guidance thereunder) a deferral election under this Article IV may be made no later than a date within 30 days of the effective date of the Employee’s subsequent eligibility.

(iii)	If an Eligible Employee was previously eligible to participate in this Plan or any other nonqualified deferred compensation plan with which this Plan is aggregated for purposes of Section 409A, and the Employee has been paid all amounts deferred under this Plan (and such aggregated plans), and on and before the date of the last payment was not eligible to continue (or to elect to continue) to participate in this Plan (or any such aggregated plans), the Participant may be treated as initially eligible to participate in the Plan as of the first date following such payment that the Participant becomes eligible to participate in the Plan (in accordance with Code Section 409A and the applicable guidance thereunder). A deferral election under this Article IV may be made no later than a date within 30 days of the effective date of the Employee’s subsequent eligibility.

(iv)	If an Eligible Employee chooses not to submit an initial deferral election within the applicable 30-day period under this Section 4.1(d) or such an Eligible Employee is not permitted to make such an election, the Eligible Employee may submit a deferral election during the next following annual deferral election period (in accordance with Section 4.1(c)) for the applicable subsequent Plan Year(s).
     (e) Payroll Periods Subject to Deferral Elections. If a Company’s normal payroll practice is such that the last payroll beginning in a Plan Year covers services performed at the end of that Plan Year and into the beginning of the next Plan Year, then any Participant deferral elections made under Section 4.1(a), Section 4.1(b), and Section 4.1(f) for a Plan Year will apply to all payroll periods ending in that Plan Year.
     (f) Deferral of Special Compensation Payments. To the extent permitted in accordance with written procedures established by the Benefits Officer, which shall be written in accordance with the requirements of Code Section 409A, an Eligible Employee may elect to defer amounts attributable to additional items of Compensation not otherwise subject to Section 4.1(a) or Section 4.1(b) and without regard to whether such Compensation is Excess Compensation. Amounts deferred under this Section 4.1(f) must be made at the time(s) otherwise permitted for deferrals under this Article IV and will not be eligible for Company Matching Deferrals and shall be treated hereunder as Unmatched Deferrals. Participant deferrals under this Section 4.1(f) shall be credited to a Participant’s Supplemental Savings Account at such times and in such manner as determined by the Benefits Officer, in his or her sole discretion.
     4.2 Crediting of Company Deferrals. The Company shall credit each Participant’s Supplemental Savings Account with the additional deferrals described in this Section 4.2.
     (a) Company Matching Deferrals. Any Participant who has elected to make a deferral under Section 4.1(a) for a Plan Year will be credited with a Company Matching Deferral for such Plan Year equal to one hundred and thirty-three and one-third percent (133 1/3%) of the Participant’s Matched Deferrals up to the first three percent (3%) of that portion of the Participant’s Excess Compensation that does not exceed $500,000 plus one hundred percent (100%) of the Participant’s Matched Deferrals up to the next three percent (3%) of that portion of the Participant’s Excess Compensation that does not exceed $500,000. In all events, the maximum amount of Company Matching Deferrals for any Participant who has made the maximum amount of Matched Deferrals shall be an amount equal to seven percent (7%) of that portion of the Participant’s Excess Compensation not in excess of $500,000. Such Company Matching Deferrals shall be credited to the Participant’s Supplemental Savings Account at such times and in such manner as the Benefits Officer, in his or her sole discretion determines.
     (b) Company Discretionary Deferrals. The Company may, in its sole discretion, provide for additional credits to all or some Participants’ Supplemental Savings Accounts at any time. Such amounts shall be distributed in the form of distribution otherwise in effect for each affected Participant with respect to any deferrals made for the Plan Year under Section 4.4. In the absence of any deferrals for such Plan Year for a Participant, the additional credits shall be paid in the form of a single sum payment.

     4.3 Cancellation of Deferral Election.
     (a) Hardship Distribution Under the Plan. Upon a distribution under Section 6.3 due to an unforeseeable emergency, the Participant’s deferral election(s) made pursuant to Section 4.1 shall be cancelled effective as of the payroll period following the distribution under Section 6.3(d). Such cancellation shall be effective for the remainder of the Plan Year and any subsequent deferral election by the Participant must be submitted in accordance with Section 4.1.
     (b) Hardship Distribution Under Qualified Plan. Upon a hardship distribution pursuant to Treasury Regulation § 1.401(k)-1(d)(3) under a qualified plan maintained by the Company or any of its Affiliates, the Participant’s deferral election(s) made pursuant to Section 4.1 shall be cancelled for the Plan Year in which the hardship distribution occurred and any subsequent deferral election by the Participant must be submitted in accordance with Section 4.1 but will not be effective for such subsequent Plan Year until such time as the Code Section 401(k) required cancellation period for deferrals has ended.
     4.4 Form of Payment of Deferred Amounts. At the same time as the election made pursuant to Section 4.1, and subject to the death benefit provisions of Section 6, each Participant must also elect the manner in which his or her deferred amounts for each Plan Year will be paid.
     (a) Normal Form of Distribution — Single Sum Payments. Except as provided in Section 4.4(b), all deferred amounts for each Plan Year that are otherwise payable to a Participant hereunder shall be paid in the form of a single sum payment.
     (b) Optional Form of Distribution. In lieu of a single sum payment, a Participant may elect to have all deferred amounts for each Plan Year that are otherwise payable to a Participant hereunder paid in the form of one hundred twenty (120) monthly installment payments. Unless specifically elected otherwise for a Plan Year, payments of all deferred amounts will be made in a single sum payment.
     (c) Mandatory Distribution — Single Sum Payments. Notwithstanding any other provision of this Section 4.4, if the value of the Participant’s Supplemental Savings Account is less than $100,000 as of the Valuation Date following the Participant’s Separation From Service, payment of all amounts payable to the Participant hereunder shall be made in a single sum payment.
     4.5 Vesting. Participants shall become vested in the deferrals credited to their Supplemental Savings Accounts in accordance with this Section 4.5.
     (a) A Participant shall be vested at all times in his or her Matched Deferrals under Section 4.1(a), Unmatched Deferrals under Section 4.1(b), and deferrals of special Compensation payments under Section 4.1(f).

     (b) A Participant shall become vested in Company Matching Deferrals after completing “Periods of Service” of at least two years or two “Years of Service” (as those terms are defined under the Qualified Plan); provided, however, that Company Matching Deferrals credited to a Participant’s Supplemental Savings Account shall immediately vest upon the occurrence of: (i) the Participant’s death; (ii) the Participant’s Disability; (iii) the date the Participant attains age 65; or (iv) a Change in Control.
     (c) Subject to approval of the Benefits Officer, special vesting provisions under the terms of a severance plan or program under which a Participant qualifies may apply to vesting of the Participant’s Company Matching Deferrals and any earnings or losses attributable thereto.
     (d) A Participant shall become vested in Company Discretionary Deferrals pursuant to the vesting schedule established by the Company at the time such amounts are credited to his or her Supplemental Savings Account; provided, however, that, notwithstanding the provisions of any such vesting schedule, amounts credited to a Participant’s Supplemental Savings Account shall immediately vest upon the occurrence of a Change in Control.
     (e) Subject to subsections (a), (b) and (c) herein, a forfeiture of a Participant’s unvested Company Matching Contributions and unvested Company Discretionary Deferrals shall occur on the date distributions are made or commence to be paid on account of the Participant’s Separation From Service if he or she is not otherwise vested in any such amounts credited to his or her Supplemental Savings Account. In addition, a Participant who is re-employed by an Employing Company shall not be entitled to restore to his or her Supplemental Savings Account any amounts previously forfeited under the Plan or otherwise distributed or scheduled to be distributed from the Plan.
ARTICLE V. SUPPLEMENTAL SAVINGS ACCOUNTS
      5.1 Supplemental Savings Account.
     (a) A Supplemental Savings Account shall be established for each Participant who is credited with deferred amounts under Article IV. A Participant’s or an Inactive Participant’s Supplemental Savings Account shall consist of all such deferred amounts, increased or decreased by any gains or losses thereon.
     (b) The Company (either directly or indirectly through a third-party recordkeeper or a combination thereof) shall maintain the records of Supplemental Savings Accounts for all Participants and Inactive Participants.
     (c) All payments made under the Plan shall be made directly by the Company from its general assets subject to the claims of any creditors and no deferred compensation under the Plan shall be segregated or earmarked or held in trust. The Plan is an unfunded and unsecured contractual obligation of the Company. Participants, Inactive Participants, and Beneficiaries shall be unsecured creditors of the Company with respect to all obligations owed to them under the Plan. Participants, Inactive Participants, and Beneficiaries shall not have any interest in any fund or specific asset of the Company by reason of any amount credited to a Supplemental

Savings Account, nor shall any such person have any right to receive any distribution under the Plan except as explicitly stated herein. The Company shall not designate any funds or assets to specifically provide for the distribution of the value of a Supplemental Savings Account or issue any notes or security for the payment thereof. Any asset or reserve that the Company may purchase or establish shall not serve as security to Participants, Inactive Participants, and Beneficiaries for the performance of the Company under the Plan.
     5.2 Hypothetical Investment.
     (a) For crediting rate purposes, amounts credited to a Participant’s or an Inactive Participant’s Supplemental Savings Account shall be deemed to be invested according to his or her Investment Direction in one or more of all of the similarly named funds offered under the Time Warner Defined Contribution Plans Master Trust; provided, however, that any brokerage investment alternative available under such master trust, if any, shall not be an available investment alternative under this Plan. For any period, the deemed return on each of these Investment Funds shall be the same as the return for such period on each similarly named fund offered under the Time Warner Defined Contribution Plans Master Trust.
     (b) Notwithstanding anything to the contrary herein, the Company, by action of the Investment Committee or the Board, may add to, decrease or change the Investment Funds offered under the Plan, at any time and for any reason. Participants, Inactive Participants, and Beneficiaries shall not have the right to continue any particular Investment Fund option.
     (c) The Company shall be under no obligation to invest amounts corresponding to any Investment Direction chosen by Participants or Inactive Participants. Any such allocation to any Supplemental Savings Account shall be made solely for the purpose of determining the value of such account under the Plan.
     5.3 Investment Direction. Deferrals shall be credited to the Investment Funds in accordance with a Participant’s or an Inactive Participant’s Investment Directions. A Participant or an Inactive Participant shall direct that his or her deferrals be applied, in multiples of one percent, to deemed investments in any or all of the Investment Funds.
     5.4 Changes in Investment Direction. A Participant or an Inactive Participant may change an Investment Direction once each calendar month with respect to existing Supplemental Savings Account balances; provided, however, that one additional Investment Direction may be made in each calendar month in which any Investment Fund is made available, or ceases to be available with respect to each of new deferrals and previous deferrals and any earnings thereon. A Participant may make Investment Directions with respect to future deferrals as frequently as permitted pursuant to administrative rules adopted by the Benefits Officer.

     5.5 Manner of Hypothetical Investment.
     (a) For purposes of the hypothetical investment under Section 5.2, deferred compensation shall be considered to be invested on the date the recordkeeper of the Plan records the deferral amount.
     (b) As of each Valuation Date, the recordkeeper of the Plan shall determine the value of each Participant’s, Inactive Participant’s, or Beneficiary’s Supplemental Savings Account.
     5.6 Participant Assumes Risk of Loss. Each Participant, Inactive Participant, and Beneficiary assumes the risk in connection with any decrease in value of his or her Supplemental Savings Account deemed invested in the Investment Funds.
     5.7 Statement of Account. A statement of account shall be made available through the recordkeeper’s website and may be viewed and printed by a Participant or an Inactive Participant at any time. Upon request, as soon as reasonably practicable after the end of each calendar quarter, a statement of account shall be sent to each Participant and Inactive Participant with respect to the value of his or her Supplemental Savings Account as of the end of such quarter.
ARTICLE VI. PAYMENT OF DEFERRED AMOUNTS
     6.1 Payment of Deferred Amounts.
     (a) Payment of a Participant’s Supplemental Savings Account, including accumulated hypothetical earnings (or losses), shall be paid (or, in the case of installment distributions, commence to be paid) on the fifteenth day of the calendar month following six months after the Participant’s Separation From Service (or as soon as administratively practicable thereafter), and any subsequent monthly installment payments shall be paid on the fifteenth day of each subsequent month thereafter (or as soon as administratively practicable thereafter). Subject to Section 4.4(c), the payment(s) shall be made in the manner otherwise elected by the Participant under Section 4.4.
     (b) The amount of any single sum payment shall equal the Participant’s distributable Supplemental Savings Account, determined as of the Valuation Date immediately preceding the payment date.
     (c) The amount of any monthly installment payment shall equal the Participant’s distributable Supplemental Savings Account, determined as of the Valuation Date immediately preceding the payment date multiplied by a fraction, the numerator of which is one and the denominator of which is the number of monthly installment payments remaining to be paid.
     6.2 Payment to Beneficiary or Estate in the Event of Death. Notwithstanding the provisions for payment described in Section 6.1 above, if a Participant or an Inactive Participant dies before payment of his or her Supplemental Savings Account under the Plan or after commencement of installment payments and prior to the payment of all amounts credited to his or her Supplemental Savings Account, the value of such Participant’s or Inactive Participant’s Supplemental Savings Account shall be determined as of the Valuation Date coincident with or immediately prior to the date that the Benefits Officer commences the processing of the distribution, after both a written notice of his or her death and a death certificate have been received by the Benefits Officer. In all events, such account shall be distributed in a single sum payment as soon as practicable to the Participant’s or Inactive Participant’s Beneficiary (or, if no person has been designated or if no person so designated survives the Participant or Inactive Participant, to such Participant’s or Inactive Participant’s estate or if such Beneficiary survives the Participant or Inactive Participant, but dies prior to payment, to such Beneficiary’s estate) prior to the end of the Plan Year of the Participant’s or Inactive Participant’s death (or within 90 days after the date of death, if later, provided, however, that the Beneficiary (or estate) shall have no right to designate the taxable year of payment). In case any Participant or Inactive Participant and his or her Beneficiary die in or as a result of a common accident or disaster and under such circumstances as to make it impossible to determine which of them was the last to die, the Participant or Inactive Participant shall be deemed to have survived his or her Beneficiary. Distributions hereunder shall be subject to such administrative and procedural requirements and forms as the Benefits Officer in such officer’s discretion may require.
     6.3 Unforeseeable Emergency. At any time before the time an amount is otherwise payable hereunder, a Participant (or the Participant’s Beneficiary) may request, pursuant to such procedures prescribed by the Benefits Officer in his or her sole discretion, a single sum payment of all or a portion of the amounts credited to his or her Supplemental Savings Account due to the Participant’s (or the Beneficiary’s) severe financial hardship, subject to the following requirements as provided for in this Section 6.3.
     (a) Such distribution shall be made, in the sole discretion of the Benefits Officer, in the case of an unforeseeable emergency, which shall be limited to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or of a Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of events that may constitute an unforeseeable emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)).
     (b) Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved:
(i)	through reimbursement or compensation by insurance or otherwise,

(ii)	by liquidation of the individual’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(iii)	by cessation of deferrals under the Plan.
Examples of circumstances that are not considered to be unforeseeable emergencies include the need to send an individual’s child to college or the desire to purchase a home.
     (c) In all events, the amount available for distribution on account of an unforeseeable emergency pursuant to this Section 6.3 shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), and shall be determined in accordance with Code Section 409A and the regulations thereunder. The Benefits Officer may require such evidence of the individual’s severe financial hardship as it deems appropriate. The Benefits Officer shall consider any requests for payment under this Section 6.3 in accordance with the standards of interpretation described in Code Section 409A and the regulations and other guidance thereunder.
     (d) All distributions under this Section 6.3 shall be made from the Participant’s Supplemental Savings Account as soon as practicable after the Benefits Officer has approved the distribution and the amounts credited to the Participant’s Supplemental Savings Account shall be reduced on a pro rata basis among his or her elected Investment Options to reflect the accelerated distribution.
     6.4 Incapacity. The Benefits Officer may direct that any amounts distributable under the Plan to a person under a legal disability be made to (and be withheld until the appointment of) a representative qualified pursuant to law to receive such payment on such person’s behalf.
     6.5 Rehire of Inactive Participant. Upon a Separation from Service, a Participant’s existing deferral election shall become null and void. If an Inactive Participant returns to work with the Company or an Affiliate, distribution of his or her remaining Supplemental Savings Account with respect to amounts deferred prior to the date of the Separation From Service shall continue to be made as if the Inactive Participant has not returned to work. The Participant shall only be eligible to defer future amounts hereunder in accordance with a new deferral election under Article IV.
ARTICLE VII. ADMINISTRATION
     7.1 The Administrative Committee.
     (a) Appointment of Administrative Committee. The Plan shall be administered by the Benefits Officer. In addition, in the event a claim for benefits is denied, the claim shall be reviewed by the Administrative Committee of the Time Warner Savings Plan as provided for in Section 14.1 of such Savings Plan. Neither the Benefits Officer nor any member of the Administrative Committee shall receive any compensation for his or her services as such.

Participants may be members of the Administrative Committee but may not participate in any decision affecting their own account in any case where the Administrative Committee may take discretionary action in the administration of the Plan.
     (b) Quorum and Actions of Administrative Committee. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Administrative Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by instrument in writing signed by all its members. Members of the Administrative Committee may participate in a meeting of such Administrative Committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
     (c) Standard of Review. The Administrative Committee shall be responsible for the claims review functions as provided for in Article VIII. In exercising such claims review functions, the Administrative Committee shall have exclusive authority and sole and absolute discretion to interpret the Plan, to determine eligibility for benefits and the amount of benefit payments and to make any factual determinations, resolve factual disputes and decide all matters arising in connection with such claim and the interpretation, administration and operation of the Plan or with the determination of reviewing a claim for eligibility for benefits or the amount of benefit payments. All its rules, interpretations and decisions shall be conclusive and binding on the Company and on Participants, Inactive Participants and their Beneficiaries to the extent permitted by law.
     (d) Delegation by Administrative Committee. The Administrative Committee may delegate any of its powers or duties to others as it shall determine and may retain counsel, agents and such clerical and accounting, actuarial or other services as they may require in carrying out the provisions of the Plan.
     (e) Reliance on Information. The Administrative Committee, Benefits Officer, and the Investment Committee (as described below) may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person who is employed or engaged for any purpose in connection with the administration of the Plan.
     (f) No Liability for Acts of Others. Neither the Administrative Committee, Benefits Officer, or Investment Committee nor any member of the Board or the board of directors (or governing body) of an Affiliate and no employee of the Company or any Affiliate shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or for anything done or omitted to be done in connection with the Plan.
     (g) Committee Records. The Administrative Committee and Benefits Officer shall keep a record of all Plan proceedings and of all payments directed by it to be made to or on behalf of Participants, Inactive Participants, or Beneficiaries or payments made by it for expenses or otherwise.

     7.2 The Benefits Officer; Appointment. Subject to Sections 7.1, 7.3, and 7.4, the day-to-day operations of the Plan shall be administered by the Benefits Officer of the Time Warner Savings Plan as provided for in Section 14.5 of such Savings Plan. The Benefits Officer may not serve concurrently on the Administrative Committee or the Investment Committee. The Benefits Officer may resign at any time by giving notice to the Chief Executive Officer of the Company Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. A Participant may be appointed as the Benefits Officer. The Benefits Officer shall not receive compensation for his or her services as such.
     7.3 Delegation of Duties. The Benefits Officer may authorize others to execute or deliver any instrument or to make any payment in his or her behalf and may delegate any of his or her powers or duties to others as he or she shall determine, including the delegation of such powers and duties to an Assistant Benefits Officer who shall be appointed by the Benefits Officer. In the event of such delegation, the Assistant Benefits Officer shall for all purposes of the Plan be considered the Benefits Officer and all references to the Benefits Officer shall be deemed to be references to such Assistant Benefits Officer when acting in such capacity. The Benefits Officer and the Assistant Benefits Officer may retain such counsel, agents and clerical, medical, accounting and actuarial services as they may require in carrying out their functions.
     7.4 Benefits Officer; Plan Administrator. In addition to its settlor and ministerial functions on behalf of the Company as provided for in the Plan, including, without limitation, amending and modifying the terms of the Plan and performing ministerial functions with respect to the Plan, the Benefits Officer shall be the administrator of the Plan and shall have all powers necessary to administer the Plan except to the extent that any such powers are vested in the Administrative Committee or any other individual or committee as authorized by the Plan. The Benefits Officer may from time to time establish rules for the administration of the Plan. Other than with respect to claims review as described in Article VIII (which shall be done by the Administrative Committee), the Benefits Officer shall have exclusive authority and sole and absolute discretion to interpret the Plan, to determine eligibility for benefits and the amount of benefit payments and to make any factual determinations, resolve factual disputes and decide all matters arising in connection with the interpretation, administration and operation of the Plan or with the determination of eligibility for benefits or the amount of benefit payments. All its rules, interpretations and decisions shall be conclusive and binding on the Company and on Participants, Inactive Participants and their Beneficiaries to the extent permitted by law.
     7.5 Investment Committee.
     (a) Appointment. The Investment Committee of the Time Warner Savings Plan as provided for in Section 14.8 of such Savings Plan shall take all prudent action necessary or desirable for the purpose of carrying out the overall investment policy for the Plan (with respect to Investment Funds made available as targeted hypothetical investments).
     (b) Quorum and Actions of Investment Committee. A majority of the members of the Investment Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Investment Committee shall be by vote of a majority of its members present at any meeting or, without a meeting, by instrument in writing signed by all its members. Members of the Investment Committee may participate in a meeting of such Investment Committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
     (c) Investment Committee Chairman; Delegation by Investment Committee. The members of the Investment Committee shall elect one of their number as chairman and may elect a secretary who may, but need not, be one of their number. The Investment Committee may delegate any of its powers or duties among its members or to others as it shall determine. It may authorize one or more of its members to execute or deliver any instrument or to make any payment in its behalf. It may employ such counsel, agents and clerical, accounting, actuarial and recordkeeping services as it may require in carrying out the provisions of the Plan.
     7.6 Indemnification. The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company or any Affiliate (including the heirs, executors, administrators and other personal representatives of such person) and each member of the Administrative Committee, Investment Committee and Benefits Officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving any employee benefit plans of the Company or any Affiliate in any capacity at the request of such company.
     7.7 Expenses of Administration. Any expense incurred by the Company, the Administrative Committee, the Investment Committee or the Benefits Officer relative to the administration of the Plan shall be paid by the Company and any of its participating Affiliates in such proportions as the Company may direct.
ARTICLE VIII. CLAIMS REVIEW PROCEDURE
     8.1 Participant or Beneficiary Request for Claim. Any request for a benefit payable under the Plan shall be made in writing by a Participant, Inactive Participant or Beneficiary (or an authorized representative of any of them), as the case may be, and shall be paid in accordance with the otherwise applicable Plan terms.
     8.2 Insufficiency of Information. In the event a request for a benefit that is not otherwise paid contains insufficient information otherwise required by the Plan, the Benefits Officer shall, within a reasonable period after receipt of such request, send a written notification to the claimant setting forth a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary. The claimant’s request shall be deemed filed with the Administrative Committee on the date the Administrative Committee or Benefits Officer receives in writing such additional information.
     8.3 Request Notification. The Administrative Committee shall make a determination with respect to a request for benefits that was previously denied within ninety (90) days after such request is filed (or within such extended period prescribed below). The Administrative

Committee shall notify the claimant whether his or her claim has been granted or whether it has been denied in whole or in part. Such notification shall be in writing and shall be delivered, by mail or otherwise, to the claimant within the time period described above. If the claim is denied in whole or in part, the written notification shall set forth, in a manner calculated to be understood by the claimant:
(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to pertinent provisions of the Plan on which the denial is based; and

(iii)	An explanation of the Plan’s claim review procedure.
          Failure by the Administrative Committee to give notification pursuant to this Section within the time prescribed shall be deemed a denial of the request for the purpose of proceeding to the review stage.
     8.4 Extensions. If special circumstances require an extension of time for processing the claim, the Administrative Committee shall furnish the claimant with written notice of such extension. Such notice shall be furnished prior to the termination of the initial ninety (90)-day period and shall set forth the special circumstances requiring the extension and the date by which the Administrative Committee expects to render its decision. In no event shall such extension exceed a period of ninety (90) days from the end of such initial ninety (90)-day period.
     8.5 Claim Review. A claimant whose request for benefits has been denied by the Administrative Committee in whole or in part, or his or her duly authorized representative, may, within sixty (60) days after written notification of such denial, file with a reviewer appointed for such purpose by the Administrative Committee (or, if none has been appointed, with the Administrative Committee itself), with a copy to the Administrative Committee, a written request for a review of his or her claim. Such written request shall be deemed filed upon receipt of same by the reviewer.
     8.6 Time Limitation on Review. A claimant who timely files a request for review of his or her claim for benefits, or his or her duly authorized representative, may review pertinent documents (upon reasonable notice to the reviewer) and may submit the issues and his or her comments to the reviewer in writing. The reviewer shall, within sixty (60) days after receipt of the written request for review (or within such extended period prescribed below), communicate its decision in writing to the claimant and/or his or her duly authorized representative setting forth, in a manner calculated to be understood by the claimant, the specific reasons for its decision and the pertinent provisions of the Plan on which the decision is based. If the decision is not communicated within the time prescribed, the claim shall be deemed denied on review.
     8.7 Special Circumstances. If special circumstances require an extension of time beyond the sixty (60)-day period described above for the reviewer to render his or her decision, the reviewer shall furnish the claimant with written notice of the extension required. Such notice shall be furnished prior to the termination of the initial sixty (60)-day period and shall set forth the special circumstances requiring the extension period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial sixty (60)-day period.
     8.8 Legal Actions. In the event a claimant’s request for benefits is denied (or deemed denied) under Section 8.6, such claimant may bring legal action. Evidence presented in such action shall be limited to the administrative record reviewed by the Administrative Committee in connection with its determination of the claimant’s request under this Article VIII. The administrative record shall include evidence timely presented to the Administrative Committee by the claimant, or his duly authorized representative, pursuant to this Article VIII. No legal action at law or equity to recover benefits under the Plan may be filed unless the claimant has complied with and exhausted the administrative procedures under this Article VIII, nor may such legal action be filed more than six (6) months after the date on which the claim is denied (or deemed denied) under Section 8.6.
ARTICLE IX. AMENDMENT AND TERMINATION
     9.1 Amendments. The Company (by action of the Board) or the Benefits Officer (for the Company and the other Employing Companies) may at any time amend the Plan.
     9.2 Termination or Suspension. The continuance of the Plan and the ability of an Eligible Employee to make a deferral for any Plan Year are not assumed as contractual obligations of the Company or any other Employing Company. The Company reserves the right (for itself and the other Employing Companies) by action of the Board or the Benefits Officer, to terminate or suspend the Plan, or to terminate or suspend the Plan with respect to itself or an Employing Company, to the extent permitted without adverse tax consequences under Treas. Reg. § 1.409A-3(j)(4)(ix) and such other applicable guidance under Code Section 409A. Any Employing Company may terminate or suspend the Plan with respect to itself (in a manner consistent with the requirements of Code Section 409A necessary to avoid adverse tax consequences) by executing and delivering to the Company or the Benefits Officer such documents as the Company or Benefits Officer shall deem necessary or desirable.
     9.3 Participants’ Rights to Payment. No termination of the Plan or amendment thereto shall deprive a Participant, Inactive Participant or Beneficiary of the right to payment of amounts credited to his or her Supplemental Savings Account as of the date of termination or amendment, in accordance with the terms of the Plan as of the date of such termination or amendment; provided, however, that in the event of termination of the Plan, or termination of the Plan with respect to the Company or one or more other Employing Companies, the Benefits Officer may, in such officer’s sole and absolute discretion, accelerate the payment of all such credited deferred compensation on a uniform basis for all Participants and Inactive Participants or, in the case of termination of the Plan with respect to one or more other Employing Companies, for all Participants and Inactive Participants of such other Employing Companies only, to the extent permitted under Treas. Reg. § 1.409A-3(j)(4)(ix) to avoid adverse tax consequences.

ARTICLE X. PARTICIPATING COMPANIES
     10.1 Adoption by Other Entities. Upon the approval of the Company or the Benefits Officer, the Plan may be adopted by any Affiliate by executing and delivering to the Company or the Benefits Officer such documents as the Company or Benefits Officer shall deem necessary or desirable. The provisions of the Plan shall be fully applicable to such entity except as may otherwise be agreed to by such adopting company and the Company or Benefits Officer.
ARTICLE XI. GENERAL PROVISIONS
     11.1 Participants’ Rights Unsecured. The right of any Participant or Inactive Participant to receive future payments under the provisions of the Plan shall be a general unsecured claim against the general assets of the Employing Company employing the Participant at the time that his or her compensation is deferred. The Company, and any other Employing Company or former Employing Company shall not guarantee or be liable for payment of benefits to the employees of any other Employing Company or former Employing Company under the Plan.
     11.2 Non-Assignability. The right of any person to receive any benefit payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, lien or charge, and any such benefit shall not, except to such extent as may be required by law, in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person who shall be entitled to such benefits, nor shall it be subject to attachment or legal process for or against such person.
     11.3 No Rights Against the Company. The establishment of the Plan, any amendment or other modification thereof, or any payments hereunder, shall not be construed as giving to any Employee, Participant, Inactive Participant or Beneficiary any legal or equitable rights against the Company its shareholders, directors, officers or other employees, except as may be contemplated by or under the Plan including, without limitation, the right of any Participant, Inactive Participant or Beneficiary to be paid as provided under the Plan. Participation in the Plan does not give rise to any actual or implied contract of employment. A Participant, Inactive Participant or Beneficiary may be terminated at any time for any reason in accordance with the procedures of the Company.
     11.4 Withholding. The Employing Company or former Employing Company or paying agent shall withhold any federal, state and local income or employment tax (including F.I.C.A. obligations for both social security and Medicare) which by any present or future law it is, or may be, required to withhold with respect to any payment pursuant to the Plan, with respect to any of its former or present Employees. The Benefits Officer shall provide or direct the provision of information necessary or appropriate to enable each such company to so withhold.
     11.5 No Guarantee of Tax Consequences. The Benefits Officer, the Investment Committee, the Administrative Committee, the Company and any Employing Company or any former Employing Company do not make any commitment or guarantee that any amounts deferred for the benefit of a Participant, Inactive Participant or Beneficiary will be excludible from the gross income of the Participant, Inactive Participant or Beneficiary in the year deferred or paid for federal, state or local income or employment tax purposes, or that any other federal, state or local tax treatment will apply to or be available to any Participant, Inactive Participant or Beneficiary. It shall be the obligation of each Participant, Inactive Participant or Beneficiary to determine whether any deferral or payment under the Plan is excludible from his or her gross income for federal, state and local income or employment tax purposes, and to take appropriate action if he or she has reason to believe that any such deferral or payment is not so excludible.
     11.6 Severability. If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.
     11.7 No Individual Liability. It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Board or any representative appointed hereunder by the Company, under or by reason of any of the terms or conditions of the Plan.
     11.8 Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the State of New York except to the extent governed by applicable federal law (including the requirements of Code Section 409A).
     11.9 Compliance with Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Benefits Officer or the Administrative Committee, that does not cause such an accelerated or additional tax. The Benefits Officer and the Administrative Committee shall implement the provisions of this Section 11.9 in good faith; provided that none of the Company, the Benefits Officer, the Administrative Committee nor any of the Company’s or its subsidiaries’ employees or representatives shall have any liability to Participants with respect to this Section 11.9.